Exhibit 8
                                    ---------

                 [Letter of Vorys, Sater, Seymour and Pease LLP]




                                 January 5, 2001



Peoples Bancorp Inc.                           The Lower Salem Commercial Bank
Peoples Bank, National Association             Main Street
138 Putnam Street                              P.O. Box 36
P.O. Box 738                                   Lower Salem, Ohio 45745-0036
Marietta, Ohio 45750-0738                      Attn:  Kenneth N. Koher,
Attn:  John W. Conlon,                                President and
       Chief Financial Officer                        Chief Executive Officer

Gentlemen:

         Pursuant to Sections 8.01(e) and 8.02(d) of the Agreement and Plan of Acquisition and Merger, dated as of October 24, 2000, as amended by Amendment No. 1 thereto, dated as of January 3, 2001 (collectively, the "Agreement"), by and among Peoples Bancorp Inc., a bank holding company organized under the laws of the State of Ohio ("Peoples"), Peoples Bank, National Association, a national banking association organized under the laws of the United States and a wholly-owned subsidiary of Peoples ("Peoples Bank"), and The Lower Salem Commercial Bank, a banking corporation organized under the laws of the State of Ohio ("LSCB"), as a condition to the closing of the merger under the laws of the State of Ohio, of LSCB with and into Peoples Bank (the "Merger"), we hereby render our opinion as to certain of the federal income tax consequences of the Merger. Unless otherwise specified, all capitalized terms in this opinion have the meanings assigned to them in the Agreement.

         In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (1) the Agreement, (2) The Lower Salem Commercial Bank Officer's Certificate dated as of January 5, 2001 and (3) the Peoples Bancorp Inc. and Peoples Bank, National Association, Officers' Certificate dated as of January 5, 2001 (items (2) and (3) hereinafter referred to collectively as the "Officers' Certificates").

         In connection with our review of the Agreement and the Officers' Certificates, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (1) we have been provided with true, correct and complete copies of all such documents, (2) none of such documents has been amended or modified, (3) all such documents are in full force and effect in accordance with the terms thereof, (4) there are no other documents which affect the opinions hereinafter set forth, and (5) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof.

The Merger
----------

         The Agreement provides that the Merger will constitute a merger, under the Ohio General Corporation Law, of LSCB with and into Peoples Bank. At the Effective Time of the Merger, LSCB's separate corporate existence will cease, and Peoples Bank will be the surviving corporation.

         Pursuant to Article Two of the Agreement, the Merger will have the following effects:

         1. Except as otherwise provided in Article Two, each LSCB Share that is issued and outstanding immediately prior to the Effective Time shall become and be converted into, at the election of the holder thereof, the right to receive Cash Consideration, Peoples Shares or a combination of both, the value of which Merger Consideration shall be determined as provided in Section 2.01 of the Agreement. Notwithstanding the foregoing, no fraction of a whole Peoples Share will be issued, and any Shareholder who would otherwise have received a fraction of a Peoples Share will have a right to receive an amount of cash (without interest) equal to the product of such fraction and the Peoples Market Value, rounded to the nearest cent; and

         2. Each outstanding certificate theretofore representing LSCB Shares will be deemed, for all purposes, to evidence only the right to receive, upon surrender of such certificate, Merger Consideration into which such LSCB Shares are convertible.

         In connection with the Merger, the Officers' Certificates set forth the following representations:

         1.       The Merger is being effected for bona fide business reasons.

         2. The fair market value of the Merger Consideration to be received by each LSCB shareholder (a "Shareholder") will be approximately equal to the fair market value of the LSCB Shares surrendered by each such Shareholder pursuant to the Merger.

         3. Prior to the Merger, Peoples will be in control of Peoples Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         4. All of the LSCB Shares outstanding immediately prior to the Merger will be exchanged solely for the Merger Consideration, except for cash paid in lieu of fractional Peoples Shares, LSCB Shares held by dissenting Shareholders and redeemed by LSCB solely with LSCB funds, and certain other "Excluded Shares" as defined in the Agreement.

         5. To the best knowledge of the management of LSCB, there is no plan or intention by the Shareholders, to sell, exchange, or otherwise dispose of a number of Peoples Shares received in the transaction to Peoples or a person related to Peoples that would reduce the Shareholders' ownership of Peoples Shares to a number of Peoples Shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding LSCB Shares as of the same date. For purposes of this representation, any LSCB Shares exchanged for cash in lieu of fractional Peoples Shares will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by LSCB, prior to and in connection with the Merger, will be considered in making this representation. Finally, any acquisitions of LSCB Shares by a person related to LSCB, prior to and in connection with the Merger, with consideration other than stock of either the acquired corporation or the acquiring corporation, will be considered in making this representation.

         6. Peoples Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by LSCB immediately prior to the Merger. For purposes of this representation, assets of LSCB used to pay its expenses attributable to the Merger and all redemptions and distributions (except for regular, normal dividends) made by LSCB immediately preceding the Merger will be included as assets of LSCB held immediately prior to the Merger.

         7. No dividends or distributions will be made with respect to any LSCB Shares prior to the Merger.

         8.       The  LSCB   liabilities   assumed  by  Peoples  Bank  and  the
                  liabilities to which LSCB's transferred assets are subject were incurred by LSCB in the ordinary course of business.

         9. Following the Merger, Peoples Bank will not issue additional shares of its stock that would result in Peoples losing control of Peoples Bank within the meaning of Code Section 368(c).

         10. Neither Peoples nor an affiliate of Peoples nor a person related to Peoples by common ownership has any plan or intention to reacquire any Peoples Shares issued in the Merger.

         11. Peoples has no plan or intention to (a) liquidate Peoples Bank, (b) merge Peoples Bank with and into another corporation, (c) sell or otherwise dispose of the stock of Peoples Bank, or (d) cause Peoples Bank to sell or otherwise dispose of any of the assets of LSCB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C).

         12. Following the Merger, Peoples Bank will continue the historic business of LSCB or use a significant portion of LSCB's business assets in a business.

         13. LSCB, the Shareholders, Peoples and Peoples Bank will pay their respective expenses, if any, incurred in connection with the Merger.

         14. There is no intercorporate indebtedness existing between Peoples and LSCB, or between Peoples Bank and LSCB, that was issued, acquired or will be settled at a discount.

         15. None of LSCB, Peoples and Peoples Bank is an "investment company" as defined in Code Section 368(a)(2)(F)(iii) and
                  (iv).

         16. LSCB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

         17. The fair market value of the assets of LSCB transferred to Peoples Bank will equal or exceed the sum of the liabilities assumed by Peoples Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

         18. No stock of Peoples Bank will be issued pursuant to the Merger.

         19. None of the compensation received by any Shareholder who is an employee of LSCB will be separate consideration for, or allocable to, any of his LSCB Shares. None of the Peoples Shares received by any Shareholder who is an employee of LSCB will be separate consideration for, or allocable to, any employment agreement, and, furthermore, the compensation paid to any Shareholder who is an employee of LSCB will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         20. After the Merger, no dividends or distributions will be made to the Shareholders by Peoples, other than regular or normal dividend distributions made with regard to all Peoples Shares.

         21. The Merger will be effected in accordance with the applicable provisions of the Ohio General Corporation Law and the applicable provisions of federal statutes and regulations governing mergers in which a national banking association is a party.

         22. The payment of cash in lieu of fractional Peoples Shares is solely for the purpose of avoiding the expense and the inconvenience to Peoples of issuing fractional Peoples Shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the Shareholders instead of issuing fractional Peoples Shares will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Shareholders in exchange for their LSCB Shares. The fractional share interests of each Shareholder will be aggregated, and no Shareholder will receive cash in respect of fractional share interests in an amount equal to or greater than the value of one full Peoples Share.

Discussion of Legal Authorities
-------------------------------

         Code Section 368(a)(1)(A) defines a tax-free reorganization to include a statutory merger. Code Section 368(a)(2)(D) further provides that:

         The acquisition by one corporation, in exchange for stock of a corporation [referred to as "controlling corporation"] which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under [Code Section 368(a)](1)(A) . . . if -- (i) no stock of the acquiring corporation is used in the transaction, and (ii) in the case of a transaction under [Code Section 368(a)](1)(A), such transaction would have qualified under [Code Section 368(a)](1)(A) had the merger been into the controlling corporation.

In accordance with the safe harbor provided by the Internal Revenue Service (the "Service"), "substantially all" of the properties of a corporation means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the acquired corporation. Rev. Proc. 77-37, 1977-1 C.B. 568 (Section 3.01). The courts generally have been less rigid in their application of the "substantially all" test, instead focusing on the nature of the assets, if any, retained by the acquired corporation. See, e.g., Western Industries Co. v. Helvering, 82 F.2d 461 (D.C. Cir. 1936); The Southland Ice Co. v. Commissioner, 5 T.C. 842 (1945), acq., 1946-1 C.B. 4.

         Other non-statutory requirements have been imposed by the courts and by the Service in determining whether reorganizations are in compliance with Code
Section 368. These requirements are that (1) there be a business purpose for the reorganization, (2) there be a continuity of the business enterprise of the acquired corporation, and (3) the shareholders of the acquired corporation emerge with a continuing proprietary interest in the entity resulting from the merger.

         Section 1.368-2(g) of the Treasury Regulations (the "Regulations") provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.

         Regulations Section 1.368-1(b) provides that a continuity of business enterprise is a prerequisite to a reorganization. Regulations Section 1.368-1(d) (as modified by T.D. 8760, T.D. 8783, T.D. 8858 and T.D. 8898) provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger because Peoples Bank will continue the business formerly conducted by LSCB.

         Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity in the surviving entity. The Service has issued final and temporary regulations (T.D. 8760 and 8761, as modified and/or finalized by T.D. 8783, T.D. 8858 and T.D.
8898) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered. Under Regulations Section 1.368-1(e), any acquisition by the acquiring corporation of acquired corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of acquiring corporation stock received by the shareholders of the acquired corporation (or the purchase of such acquiring corporation stock by a person "related" to the acquiring corporation), will be considered in determining whether a substantial proprietary interest is preserved. A mere disposition of stock of the acquired corporation prior to a potential reorganization to persons not "related" to the acquired corporation or to persons not related to the acquiring corporation is disregarded, however, as is a mere disposition of stock of the acquiring corporation received in a potential reorganization to persons not related to the acquiring corporation. Generally, two corporations are related persons either if the corporations are members of the same affiliated group (without regard to the exceptions in Code Section 1504(b)) or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Code Section 304(a)(2) (determined without regard to Regulations Section 1.1502-80(b)). Sales by the shareholders of the acquired corporation of stock of the acquiring corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.

         The Merger will satisfy the continuity of interest requirement. Peoples and Peoples Bank have represented that all of the LSCB Shares outstanding immediately prior to the Merger will be exchanged solely for the Merger Consideration, except for cash paid in lieu of fractional Peoples Shares, LSCB Shares held by dissenting Shareholders and redeemed by LSCB solely with LSCB funds, and certain other "Excluded Shares" as defined in the Agreement. Peoples and Peoples Bank have represented further that neither Peoples nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any Peoples Shares issued in the Merger.

         LSCB has represented that, to the best knowledge of the management of LSCB, there is no plan or intention by the Shareholders, to sell, exchange, or otherwise dispose of a number of Peoples Shares received in the transaction to Peoples or a person related to Peoples that would reduce the Shareholders' ownership of Peoples Shares to a number of Peoples Shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding LSCB Shares as of the same date. For purposes of this representation, any LSCB Shares exchanged for cash in lieu of fractional Peoples Shares will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by LSCB, prior to and in connection with the Merger, were considered in making this representation. Finally, any acquisitions of LSCB Shares by a person related to LSCB, prior to and in connection with the Merger, with consideration other than stock of either the acquired corporation or the acquiring corporation, were considered in making this representation.

         Even though a merger may qualify as a tax-free reorganization under Code Sections 368(a)(1)(A) and 368(a)(2)(D), the acquired corporation's shareholders receive tax free only the stock of the controlling corporation. Code Section 354. Code Section 356(a)(1) provides that if a shareholder of the acquired corporation receives "boot" (i.e., cash) in a reorganization as well as nonrecognition property (i.e., stock of the controlling corporation), his gain, if any, is to be recognized, but not in excess of the boot. In no event may the shareholder recognize a loss. Code Section 356(c).

         Furthermore, Code Section 356(a)(2) prescribes rules for determining whether any such recognized gain will be taxed as a dividend or as capital gain. Specifically, if the exchange has the "effect of the distribution of a dividend" to a shareholder of the acquired corporation, the recognized gain of such shareholder must be treated as a dividend (and, therefore, as ordinary income and without any offset for such shareholder's adjusted basis in his shares), to the extent of such shareholder's ratable share of earnings and profits.

         Where the payment of cash to a shareholder of the acquired corporation in lieu of fractional share interests in the controlling corporation is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration, the cash payment will be treated as having been received as a distribution subject to the provisions of Code Section 302. Rev. Rul. 66-365, 1966-2 C.B. 116. Where, as a result of such distribution, a shareholder owns no shares of the controlling corporation, either directly or through the application of the constructive ownership rules of Code Section 318, the redemption will be a "complete termination" of the shareholder's interest within the meaning of Code Section 302(b)(3), resulting in capital gain or loss equal to the difference between the cash received and such shareholder's adjusted basis in his shares.

Opinions
--------

         Therefore, based on the description of the Merger in the Agreement, the representations set forth in the Officers' Certificates, the foregoing legal authorities, and the assumptions stated above, it is our opinion that:

         1. The Merger constitutes a "reorganization" within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(D). Each of LSCB, Peoples and Peoples Bank is a "party to the reorganization" within the meaning of Code Section 368(b).

         2. No gain or loss will be recognized (a) to LSCB on the transfer of substantially all of its properties to Peoples Bank in exchange for the Merger Consideration, or (b) to either Peoples or Peoples Bank upon Peoples Bank's receipt of substantially all of the properties of LSCB in exchange for the Merger Consideration.

         3. The adjusted basis of the properties of LSCB in the hands of Peoples Bank will be the same as the adjusted basis of such properties in the hands of LSCB immediately prior to the Merger. The holding period of the properties of LSCB to be received by Peoples Bank will include the period during which such properties were held by LSCB.

         4. Each Shareholder receiving cash in the Merger (other than lieu of fractional Peoples Shares) in exchange for his LSCB Shares shall recognize gain as a result of the Merger (in an amount equal to the fair market value of the Merger Consideration received by such Shareholder minus his basis in his LSCB Shares exchanged therefor), but not in excess of the amount of cash received by such Shareholder.

         5. Payment of cash to a Shareholder in lieu of a fractional Peoples Share should be treated as having been received by such Shareholder as a distribution subject to the provisions of Code Section 302.

         6. The adjusted basis of the Peoples Shares to be received by the Shareholders will be the same as the adjusted basis of LSCB Shares surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of gain, if any, recognized on the exchange. The holding period of Peoples Shares to be received by the Shareholders will be the same as the holding period of the LSCB Shares surrendered in exchange therefor.

         This opinion is not binding on the Service and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. Although this opinion is based upon our best interpretation of current provisions of the Code and the Regulations promulgated thereunder, as well as existing court decisions and administrative rulings and procedures, and sets forth the conclusions we believe would be reached by a court if the issues were properly briefed and presented to it, no assurance can be provided that a court in fact would agree with our interpretation. Further, no assurance can be provided that the applicable law will not change in a manner that will adversely affect these consequences, and any such adverse change could be retroactive.

         No opinion is expressed as to any federal income tax consequence other than as specifically set forth herein, and no opinion is expressed with respect to the federal income tax consequences to any particular Shareholder. Further, no opinion is expressed with respect to any tax issue arising under state, local, or foreign tax provisions. Finally, any change in the facts as set forth herein or in the Agreement or the Officers' Certificates could affect this opinion, and possibly in an adverse manner.

         The opinion expressed herein is furnished specifically for the benefit of LSCB, Peoples and Peoples Bank, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Proxy Statement/Prospectus contained in the Registration Statement under the captions "Summary - Federal Income Tax Consequences," "The Merger - Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                   Sincerely,

                               /s/ VORYS, SATER, SEYMOUR AND PEASE LLP
                                   -----------------------------------
                                   Vorys, Sater, Seymour and Pease LLP

cc:        Charles R. Hunsaker, Esq.
           Susan B. Zaunbrecher, Esq.